UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 28, 2012

EpiCept Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Old Saw Mill River Rd., Tarrytown, New York		10591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-606-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On August 28, 2012, EpiCept Corporation (the "Company") received notice of termination of the License and Collaboration Agreement, dated November 19, 2003, with Myriad Genetics, Inc. (which subsequently transferred its interest to Myrexis, Inc. ("Myrexis")), Maxim Pharmaceuticals, Inc. and Cytovia, Inc., which was subsequently assigned to the Company (the "License Agreement"). The termination became effective on August 28, 2012. Myrexis has elected to terminate its efforts to develop and commercialize any product, including its drug candidate Azixa, in any major market as such products and markets are defined in the License Agreement. As a result of the termination of the agreement, all rights and licenses granted under the agreement by the Company to Myrexis will terminate and revert to the Company. The Company has 30 days from the date of the notice of termination to notify Myrexis of its interest, or lack thereof, in negotiation for the Myriad Technology License as set forth in the License Agreement.

Under the License Agreement, the Company licensed the MX90745 series of caspase-inducer anti-cancer compounds, including Azixa, to Myrexis. Under the terms of the agreement, the Company granted to Myrexis a research license to develop and commercialize any drug candidates from the series of compounds with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. Myrexis was responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. The Company also granted to Myrexis a worldwide royalty bearing development and commercialization license with the right to sublicense the technology. In February 2012, Myrexis suspended development activities of all its preclinical and clinical programs in oncology and autoimmune diseases, and in May 2012 stated that it is focused on the identification, evaluation and acquisition of appropriate commercial-stage assets.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EpiCept Corporation

September 4, 2012	By:	/s/ Robert W. Cook

Name: Robert W. Cook
Title: Interim President and CEO